EXHIBIT 21.1

Subsidiaries

Name	Jurisdiction

Indus Holding Company	Delaware
Indus LF LLC	California
Wellness Innovation Group Incorporated	California
Cypress Holding Company, LLC	Delaware
Cypress Manufacturing Company	California
Lowell SR LLC	California
20800 Spence Road LLC	California